UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
____________________________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2013
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UNIVERSAL CORPORATION
(Exact name of registrant as specified in its charter)
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Virginia	001-00652	54-0414210
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9201 Forest Hill Avenue, Richmond, Virginia		23235
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code
(804) 359-9311

Not applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240. 14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 28, 2013, Universal Corporation (the “Company”) entered into a 5-year senior term loan agreement, with JPMorgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank, as Syndication Agent, and AgFirst Farm Credit Bank and Fifth Third Bank as Co-Documentation Agents (the “Term Loan Agreement”). The Term Loan Agreement provides for a $175 million unsecured term loan facility. The Term Loan Agreement also provides that the Company may, at its option, obtain incremental term loans in an amount up to $75,000,000 without the consent of any lenders not participating in such increase, subject to certain customary conditions and lenders committing to provide the increase in funding. There can be no assurances that the additional funding will become available.

The senior unsecured term loans under the Term Loan Agreement will bear interest at an annual rate of, at the Company's option, either (i) the adjusted LIBO rate plus an applicable margin, between 1.50% and 2.50%, depending on the Company's total leverage ratio or (ii) the highest of (a) JPMorgan Chase Bank, N.A.’s publicly announced “prime rate,” (b) the overnight federal funds rate plus 0.50% and (c) the adjusted LIBO rate for a one month interest period on the applicable date, plus 1.00% plus an applicable margin, between .50% and 1.50%, depending on the Company's total leverage ratio. As of the effective date, senior unsecured term loans under the Term Loan Agreement will bear interest at an annual rate of the adjusted LIBO rate plus 1.50%. The senior unsecured term loans under the Term Loan Agreement may be prepaid at any time without premium or penalty (other than any accrued interest or breakage costs, if applicable). The proceeds from the Term Loan Agreement will be used for general corporate purposes, including prepayment of existing indebtedness.

The Term Loan Agreement contains customary affirmative and negative covenants, including limitations on mergers, consolidations and sales of assets, limitations on liens and sales and leasebacks, limitations on transactions with affiliates and limitations on investments as well as other customary terms and provisions. In addition, the Term Loan Agreement contains financial covenants specifying that (i) the maximum total leverage ratio will not as of the end of each fiscal quarter exceed 3.00 to 1.00 and (ii) the Company will maintain as of the end of each fiscal quarter consolidated tangible net worth of not less than $850 million. The Term Loan Agreement also contains events of default customary for such financings, the occurrence of which would permit the lenders to accelerate the amount due thereunder. Such events of default include, without limitation, failure to pay principal, failure to pay interest and other amounts within five business days of the due date, failure to comply with a covenant beyond any applicable grace period, default beyond the applicable grace period for payments on other borrowings and non-monetary defaults on other borrowings, certain events of bankruptcy or insolvency of the Company and its principal subsidiaries.

The foregoing description of the Term Loan Agreement is qualified in its entirety by reference to the Term Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K, including Exhibits 10.1 hereto, is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	No.	Description

10.1
Loan Agreement dated October 28, 2013 among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank, as Syndication Agent, and AgFirst Farm Credit Bank and Fifth Third Bank as Co-Documentation Agents.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL CORPORATION
(Registrant)

Date:	October 28, 2013	By:	/s/ Preston D. Wigner
Preston D. Wigner
Vice President, General Counsel, and Secretary

Exhibit Index

Exhibit
Number	Document

10.1
Loan Agreement dated October 28, 2013 among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank, as Syndication Agent, and AgFirst Farm Credit Bank and Fifth Third Bank as Co-Documentation Agents.